EXHIBIT 23.2

MAYER HOFFMAN MCCANN P.C.

PCAOB and CPAB Registered Auditors

http://www.mhmcpa.com/

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Nemus Bioscience, Inc. of our report dated March 10, 2017, relating to our audit of the consolidated balance sheets of Nemus Bioscience, Inc. and its subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations and stockholders’ deficit and cash flows for each of the years then ended, which report appears in the December 31, 2016 Annual Report on Form 10-K of Nemus Bioscience, Inc. filed with the Securities and Exchange Commission on March 10, 2017.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Orange County, California

March 2, 2018

Mayer Hoffman McCann P.C.

2301 Dupont Dr., Suite 200

Irvine, CA 92612